EXHIBIT 99

                      PRESS RELEASE DATED NOVEMBER 5, 2007

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EXHIBIT 99

               XsunX Inc. Secures $21 Million Financing Commitment
 Structure Provides Flexibility to Initiate Company's Planned 100 Megawatt Thin
                Film Solar Module Production Facility Build Out

ALISO VIEJO, Calif., November 5, 2007 ----XsunX, Inc. (OTC BB:XSNX), announced today that it has secured a total of $21,000,000 in financing with Fusion Capital Fund II, LLC, a Chicago-based institutional investor, to support the launch of its phased plans to build a 100 megawatt amorphous silicon thin film photovoltaic (TFPV) solar module manufacturing facility.

Over the course of 2007, the Company designed a proprietary 25 megawatt TFPV solar module manufacturing system, and developed a phased plan to build and install four of these systems by 2010. XsunX then worked with industry proven and recognized vendors to ensure access to materials and components necessary to meet build schedules under its phased plan. Next, XsunX solicited proposals from over twenty states to ensure that the Company benefited from establishing its new manufacturing facilities in a region providing strong business incentives and an educated workforce. After a review of all submitted proposals, XsunX made a decision to locate their multi-megawatt manufacturing facilities in the State of Oregon, USA. This decision was based on a combination of operating incentives and credits, added to low cost financing opportunities, submitted by the State of Oregon. XsunX then worked to introduce the design and future availability of its XASI-120 solar module to the solar installation industry at key trade shows. These efforts have resulted in over 90 megawatts of module pre-manufacture reservations. Finally, the Company set out to select a strong investment partner and the right investment structure to finance the first stages of the planned build out of its TFPV manufacturing facilities.
Mr. Tom Djokovich, XsunX's CEO, stated, "We owed our investors a well defined plan leveraging a solid mix of key employees, premier vendors, government support, and access to working capital under the best terms, without the burden of unnecessary debt instruments found in many financing agreements. I believe that taking the time to put all of the pieces in place was crucial to providing XsunX the best opportunity for success. One of the last aspects to our plan was to find a solid financing partner that was interested in our business. We looked at quite a few term sheets and, in selecting Fusion Capital, I believe that we found the support we needed on the terms that work best for all of our investors," concluded Mr. Djokovich.

Upon signing the stock purchase agreement, XsunX received $1,000,000 from Fusion Capital as an initial purchase of common stock under the $21 million commitment, at a price of $.30 per share. After the SEC has declared effective a registration statement related to the transaction, the Company has the right, over a 25-month period, to sell its shares of common stock to Fusion Capital, from time to time, in amounts up to $1 million per sale, depending on certain conditions as set forth in the stock purchase agreement, up to the full aggregate commitment of $21 million.

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The purchase  price of the shares  related to the $20 million  balance of future funding will be based on the prevailing market prices of the Company's shares at the time of sales without any fixed discount, and the Company will control the timing and amount of any sales of shares to Fusion Capital. There are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the agreement. The common stock purchase agreement may be terminated by XsunX at any time at its discretion without any additional cost to XsunX.

The proceeds received by the Company under the common stock purchase agreement are expected to be used to build an initial base production system delivering full size commercial quality solar modules, and initiate the manufacture of the first of four (4) planned 25 megawatt systems under the Company's planned 100 megawatt thin film solar module production facility. Proceeds may also be used to lease and prepare manufacturing facilities with the necessary support systems for the manufacturing line, inventory, staff, and general working capital.

A more detailed description of the agreement is set forth in the Company's Current Report on Form 8-K recently filed with the SEC which the Company encourages be reviewed carefully.

About XsunX

Based in Aliso Viejo, Calif., XsunX is developing and commercializing new thin film photovoltaic (TFPV) solar cell technologies and manufacturing processes to service expanding global energy demands. The Company has made plans to build a multi-megawatt solar module production facility in the United States to meet the growing demand for solar cell products used in large scale commercial projects, utility power fields, and other on-grid applications. Employing a phased roll out of production capacity, XsunX is initiating plans to grow its TFPV solar module manufacturing capacities to over 100 megawatts.

About Fusion Capital

Fusion Capital Fund II, LLC is an institutional investor based in Chicago, Illinois with a fundamental investment approach. Fusion Capital invests in a wide range of companies and industries emphasizing life sciences, energy and technology companies. Its investments range from special situation financing to long-term strategic capital.

Contact:
XsunX, Inc. Investor Relations
Tel: (888) 797-4527
Web site: www.XsunX.com


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Safe  Harbor  Statement:   Matters  discussed  in  this  press  release  contain
forward-looking   statements  within  the  meaning  of  the  Private  Securities
Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar
expressions   identify  such   forward-looking   statements.   Actual   results,
performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.